CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Laidlaw Global Corporation

We consent to the inclusion of our report dated March 3, 1999 with respect to the financial statements of Westminster Securities Corporation for the years ended January 31, 1999 and 1998 in the Registration Statement (Form SB-2) filed by Laidlaw Global Corporation on February 14, 2000. .



/s/ Marcum & Kliegman LLP
--------------------------
Marcum & Kliegman LLP
New York, New York
February 14, 2000